Exhibit 32.1

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350

In connection with the Amendment No. 1 to Annual Report of LM Funding America, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2021, as filed with the Securities and Exchange Commission on the date hereof (the “Annual Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

(1)  The Annual Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)   The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Annual Report.

/s/Bruce Rodgers
May 2, 2022	Bruce Rodgers
CEO and Chief Executive Officer
(Principal Executive Officer)